For Immediate Release
     August 2, 2012

Aleris Reports Second Quarter 2012 Results
CLEVELAND, Ohio – August 2, 2012 – Aleris International, Inc. today reported unaudited results for the three and six months ended June 30, 2012.

Second Quarter Performance Highlights

▪
Continued volume increases in our global aerospace and automotive market segments and increased demand from customers in the North American building and construction industry were offset by lower regional European demand resulting in a 4 percent decline in volumes in the second quarter of 2012 versus second quarter 2011.

▪
Net income attributable to Aleris International, Inc. for the second quarter of 2012 was $34 million compared to $56 million for the second quarter of 2011. Net income was negatively impacted by increased start-up expenses associated with our aerospace rolling mill in Zhenjiang, China, higher income tax provisions and higher unrealized hedge losses.

▪
Second quarter adjusted EBITDA was $90 million compared to $95 million for 2011 as increased demand from our global market segments, including our global aerospace and automotive market segments, and the North American building and construction industry was more than offset by tighter scrap and metal spreads which reduced adjusted EBITDA by $15 million.

▪	Cash provided by operating activities totaled $62 million in the second quarter of 2012 compared to $81 million for the second quarter of 2011.

▪
Capital expenditures increased in the second quarter to $96 million as progress continued on our strategic initiatives, including our rolling mill in Zhenjiang, China, and the wide auto body sheet expansion project in Duffel, Belgium. Construction for both projects is expected to be complete by year end with production at our Zhenjiang rolling mill beginning in first quarter 2013.

▪	Liquidity at June 30, 2012 was $589 million consisting of $459 million of availability under the Company’s ABL Facility plus $130 million of cash.

Aleris International, Inc.(1)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
(Dollars in millions, metric tons in thousands)	(unaudited)

Invoiced metric tons:
Rolled Products North America	105	101	203	190
Rolled Products Europe	72	85	144	170
Extrusions	18	20	37	40
Recycling and Specification Alloys North America	225	226	451	447
Recycling and Specification Alloys Europe	97	104	200	206
Intersegment shipments	(10)	(10)	(19)	(21)
Total invoiced metric tons	507	526	1,016	1,032

Revenue	$1,171	$1,328	$2,311	$2,520

Net income attributable to Aleris International, Inc.	$34	$56	$82	$114

Adjusted EBITDA	$90	$95	$170	$173

Cash provided by operating activities	$62	$81	$36	$25

(1)
Aleris International, Inc. is a wholly owned subsidiary of Aleris Corporation whose assets, liabilities and operations consist solely of those of Aleris International, Inc. The results of operations of Aleris Corporation are identical to Aleris International, Inc.

Revenue for the second quarter of 2012 was approximately $1.2 billion, compared to $1.3 billion in the second quarter of 2011. Improved product mix resulting from higher demand from our aerospace and automotive global market segments, higher North American building and construction volumes, and a lower percentage of recycling toll volumes partially offset the negative impact of a 24 percent decline in London Metal Exchange (“LME”) prices, a stronger U.S dollar and weaker demand for non-aerospace plate, coil and recycled products from the European region.
Adjusted EBITDA totaled $90 million in the second quarter of 2012 compared to $95 million in the second quarter of 2011. Second quarter results were favorably impacted by a more profitable mix of products sold, driven by significantly higher volumes in the Company’s global market segments (including aerospace and automotive) and the positive impact of a strengthening U.S. dollar. In addition, the quarter also benefited from the ongoing favorable impact from strategic pricing initiatives executed in the second half of 2011 and increased North American volumes along with continued productivity gains of $11 million, which more than offset inflation of $9 million. These benefits substantially offset the negative impact that aluminum prices and limited scrap availability had on metal and scrap spreads which reduced Adjusted EBITDA by $15 million as well as lower regional European demand.
Net income attributable to Aleris International, Inc. for the second quarter of 2012 was $34 million compared to $56 million for the second quarter of 2011. Second quarter 2012 net income was negatively impacted by an $11 million unfavorable variation in unrealized non-cash mark-to-market gains on derivative financial instruments, a $4 million unfavorable variation on currency gains on debt, a $3 million increase in start-up expenses related to the Company’s aerospace rolling mill in Zhenjiang, China, a $2 million increase in depreciation expense associated with our strategic capital expenditure initiatives and a $4 million increase in income tax provisions compared to the second quarter of 2011 as well as the previously discussed factors that impacted Adjusted EBITDA. Partially offsetting these unfavorable items was a $3 million favorable variation in interest expense and an $8 million favorable variation in metal price lag (metal price lag represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established).
In the second quarter of 2012, cash provided by operating activities was $62 million compared to $81 million of operating cash provided in the second quarter of 2011 as lower LME prices were more than offset by a temporary build of inventories in Europe in the face of an uncertain supply of aluminum slab. The acquisition of casting assets from Voerde Aluminium GmbH on August 1, 2012 will help mitigate this uncertainty and normalize working capital levels. Capital expenditures were $96 million in the second quarter of 2012, an increase from $39 million in the second quarter of 2011. Capital spending was in line with planned spending on strategic growth initiatives, including the Zhenjiang rolling mill, the Duffel wide auto body sheet expansion, the Ashville wide coating line installation and numerous other furnace upgrades and scrap optimization initiatives in the North American recycling business, all of which are progressing on schedule.
At June 30, 2012, the Company’s long-term indebtedness consisted primarily of $500 million of 7 5/8% senior notes, $45 million of exchangeable notes, and $122 million of non-recourse term-loan debt held by the Company’s Aleris Zhenjiang, China subsidiary. Aleris had $589 million of liquidity at June 30, 2012, which consisted of $459 million of availability under the Company’s revolving credit facility plus $130 million of cash.
Rolled Products North America (“RPNA”)
RPNA’s segment income increased to $35 million in the second quarter of 2012 from $31 million in the second quarter of 2011. Segment Adjusted EBITDA increased 7 percent, to $33 million in the second quarter of 2012 from $31 million in the second quarter of 2011. RPNA volumes increased by 3 percent, which contributed $2 million in segment Adjusted EBITDA. The volume increase was driven by increased demand from customers in the building and construction industry and other general industrial customers due to general U.S. economic improvements. Higher rolling margins from a series of pricing initiatives executed in the second half of 2011 contributed $2 million in segment Adjusted EBITDA and productivity savings more than offset inflation. These improvements were partially offset by tighter scrap spreads and limited scrap availability which resulted in an increase in the use of higher priced primary aluminum, the combination of which negatively impacted results by $4 million. In spite of this pressure on scrap spreads, segment Adjusted EBITDA per ton increased to $318 in the second quarter of 2012 from $307 in the second quarter of 2011.
Segment income improved $4 million as a result of the factors that impacted segment Adjusted EBITDA as well as a $2 million favorable change in metal price lag. The effects of metal price lag are not included in segment Adjusted EBITDA.

Rolled Products Europe (“RPEU”)
RPEU’s segment income increased to $43 million in the second quarter of 2012 from $35 million in the second quarter of 2011. Segment Adjusted EBITDA increased to $40 million in the second quarter of 2012 from $38 million in the second quarter of 2011. The positive impact of a more profitable value-added product mix, led by a 6 percent increase in both global aerospace and global automotive market segment volumes, significantly reduced the impact of weaker demand for European regional plate and coil caused by the uncertainty surrounding Europe’s economic crisis. This favorable mix of products sold kept the volume-related loss in segment Adjusted EBITDA to $2 million despite a 16 percent decline in overall volumes. Segment performance in the second quarter of 2012 was positively impacted by a $4 million decrease in research and development expense compared to the second quarter of 2011 due to the cancellation of our third-party contract and a $3 million favorable currency variance driven by the margin benefit that a stronger U.S. dollar has on U.S. dollar-based aerospace and heat exchanger revenues. Inflation in employee, freight and energy costs more than offset the impact of productivity savings in the quarter. These factors increased segment Adjusted EBITDA per ton to $564 in the second quarter of 2012, compared to $451 in the second quarter of 2011.
The increase in segment income was driven by the improved product mix and other factors that drove the increase in segment Adjusted EBITDA, as well as a $5 million favorable variance in metal price lag.
Extrusions
Extrusions’ segment income increased 88 percent to $5 million in the second quarter of 2012 from $3 million in the second quarter of 2011. Segment Adjusted EBITDA increased to $4 million in the second quarter of 2012 from $2 million in the second quarter of 2011. Segment Adjusted EBITDA per ton significantly increased to $228 in the second quarter of 2012 from $118 in the second quarter of 2011. Profitability was positively impacted by a higher value added product mix in rail, aerospace and automotive applications which more than offset a 10 percent decline in overall volume. Productivity savings continued to offset base inflation.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA declined to $15 million in the second quarter of 2012 from $24 million in the second quarter of 2011. Segment Adjusted EBITDA per ton decreased to $65 in the second quarter of 2012 from $105 in the second quarter of 2011. Operating performance was positively impacted by continued improvement in demand from the North American automotive industry. However, lower aluminum prices combined with higher scrap prices due to limited scrap availability, resulted in significantly tighter metal spreads and reduced segment income by approximately $9 million. Productivity gains related to furnace and scrap optimization initiatives more than offset inflation and improved second quarter of 2012 segment Adjusted EBITDA by $4 million. This improvement was offset by the impact of $4 million of one-time gains recorded during the second quarter of 2011 related to the recovery of previously written-off trade receivables and proceeds from an insurance settlement.
Recycling and Specification Alloys Europe (“RSEU”)
The recent trends in our RSEU segment continued in the second quarter of 2012. RSEU’s segment income and segment Adjusted EBITDA decreased to $6 million in the second quarter of 2012 from $12 million in the second quarter of 2011. Segment Adjusted EBITDA per ton declined to $61 in the second quarter of 2012 from $113 in the second quarter of 2011. Results were negatively impacted by reduced automotive and packaging volumes and tighter metal spreads, which combined to reduce segment Adjusted EBITDA by $4 million. Productivity savings only partially offset inflation due to higher energy costs in 2012, resulting in a $1 million decrease in segment Adjusted EBITDA.
Year-to-Date Results

Key financial highlights for the six months ended June 30, 2012 include:

▪
Revenues of approximately $2.3 billion compared to approximately $2.5 billion for the prior year period, a decrease of 8 percent attributable to lower volumes, lower LME prices and a stronger U.S. dollar, offset partially by improved product mix and commercial pricing efforts that drove higher rolling margins.

▪	Net income attributable to Aleris International, Inc. was $82 million, compared to approximately $114 million for the prior year period.

▪
Adjusted EBITDA decreased 2 percent to $170 million from $173 million, with approximately $24 million attributable to tighter scrap and metal spreads, partially offset by higher North American rolling margins and selling prices for extruded products, productivity savings, which offset inflation, lower research and development spending and positive currency impacts.

▪	Cash provided by operating activities of $36 million compared to cash provided of $25 million for the prior year period. The increase was driven by working capital productivity and lower LME prices.

▪	Capital expenditures increased to $189 million from $62 million during the prior year period as spending on the Company’s strategic growth initiatives continued to progress as planned.
Conference Call and Webcast Information
Aleris will hold a conference call on August 2, 2012 at 9:00 a.m. Eastern Daylight Time. Steven J. Demetriou, chairman and chief executive officer, Sean M. Stack, executive vice president and chief financial officer, and Eric Rychel, vice president and treasurer, will host the call to discuss results.
The call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID # 12139726, or through the Company’s website, www.aleris.com. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements  include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding “Adjusted EBITDA,” “segment Adjusted EBITDA” and “commercial margin.” Adjusted EBITDA and segment Adjusted EBITDA represent net income attributable to Aleris International and segment net income, respectively, in each case excluding interest income and expense, income taxes, depreciation and amortization, metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of the recording assets at fair value through fresh-start and purchase accounting, currency gains and losses on the translation of indebtedness, stock-based compensation expense, start-up expenses and certain other gains and losses. Metal price lag represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices. We seek to reduce this impact through the use of derivative financial instruments. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

Our computation of these non-GAAP measures is likely to differ from the methods used by other companies in computing similarly titled or defined terms. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP, including pre-tax income (loss) and net income (loss) attributable to Aleris International, Inc. Investors are encouraged to review the accompanying tables reconciling Adjusted EBITDA, segment Adjusted EBITDA and commercial margin to comparable GAAP amounts. Management uses Adjusted EBITDA and segment Adjusted EBITDA as a performance metric and believes the measure provides additional information commonly used by parties to our revolving credit facility and holders of our 7 5/8% senior notes in understanding the Company’s operating results and the ongoing performance of our underlying businesses. In addition, Adjusted EBITDA, including the impacts of metal price lag, is a component of certain covenants under the revolving credit facility and EBITDA, with certain adjustments, is a component of certain covenants under the indenture governing our 7 5/8% senior notes. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.
About Aleris

Aleris is a privately-held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates 41 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………

The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric Rychel
Phone: 216-910-3229

Media Contact:    Kristen Bihary
Phone: 216-910-3664

Aleris International, Inc.

Consolidated Statements of Comprehensive Income
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues	$1,170.7	$1,328.3	$2,311.2	$2,519.6
Cost of sales	1,048.2	1,193.7	2,057.6	2,256.4
Gross profit	122.5	134.6	253.6	263.2
Selling, general and administrative expenses	64.6	68.4	128.5	130.1
Losses (gains) on derivative financial instruments	4.1	(4.2)	2.0	(4.2)
Other operating expense (income), net	1.2	1.5	1.3	(2.1)
Operating income	52.6	68.9	121.8	139.4
Interest expense, net	11.4	14.0	23.1	22.4
Other income, net	(0.5)	(6.0)	(0.4)	(6.9)
Income before income taxes	41.7	60.9	99.1	123.9
Provision for income taxes	8.2	4.2	18.0	9.9
Net income	33.5	56.7	81.1	114.0
Net (loss) income attributable to noncontrolling interest	(0.6)	0.2	(0.6)	0.2
Net income attributable to Aleris International, Inc.	$34.1	$56.5	$81.7	$113.8

Comprehensive income	$3.2	$65.8	$65.5	$144.0
Comprehensive (loss) income attributable to noncontrolling interest	(0.6)	0.2	(0.6)	0.2
Comprehensive income attributable to Aleris International, Inc.	$3.8	$65.6	$66.1	$143.8

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Segment income:
RPNA	$34.8	$31.0	$60.8	$56.3
RPEU	42.7	34.9	83.8	68.1
Extrusions	4.9	2.6	10.9	5.5
RSAA	14.6	23.7	31.3	40.7
RSEU	5.9	11.8	12.7	23.4
Total segment income	102.9	104.0	199.5	194.0

Depreciation and amortization	(19.7)	(17.3)	(39.1)	(33.9)
Corporate general and administrative expenses, excluding depreciation, amortization and start-up expenses	(12.7)	(14.3)	(29.7)	(27.3)
Interest expense, net	(11.4)	(14.0)	(23.1)	(22.4)
Unallocated (losses) gains on derivative financial instruments	(7.4)	3.8	3.4	8.5
Unallocated currency exchange (losses) gains	(2.5)	1.2	(1.0)	3.9
Start-up expenses	(6.3)	(3.0)	(9.2)	(4.3)
Other (expense) income, net	(1.2)	0.5	(1.7)	5.4
Income before income taxes	$41.7	$60.9	$99.1	$123.9

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Invoiced metric tons:
RPNA	104.9	101.5	202.6	189.5
RPEU	71.5	85.3	144.3	169.5
Extrusions	18.1	20.2	36.6	40.2
RSAA	225.0	225.5	451.4	447.2
RSEU	96.9	103.9	200.4	206.2
Intersegment shipments	(9.6)	(10.2)	(18.8)	(20.6)
Total invoiced metric tons	506.8	526.2	1,016.5	1,032.0

Revenues:
RPNA	$349.3	$378.5	$674.5	$689.2
RPEU	339.1	432.0	678.2	815.4
Extrusions	92.3	113.7	187.7	217.3
RSAA	257.8	255.6	513.3	503.2
RSEU	159.6	189.7	314.0	370.5
Intersegment revenues	(27.4)	(41.2)	(56.5)	(76.0)
Total revenues	$1,170.7	$1,328.3	$2,311.2	$2,519.6

Segment commercial margin:
RPNA	$126.0	$124.6	$244.5	$229.7
RPEU	143.1	162.2	285.7	312.1
Extrusions	40.4	43.9	81.9	84.2
RSAA	75.4	82.2	153.6	158.3
RSEU	47.8	59.7	97.9	114.7
Total segment commercial margin	$432.7	$472.6	$863.6	$899.0

Segment commercial margin per metric ton:
RPNA	$1,201.2	1,228.2	1,206.8	1,211.9
RPEU	2,001.6	1,901.0	1,980.5	1,840.7
Extrusions	2,238.3	2,170.6	2,238.4	2,093.0
RSAA	334.9	364.3	340.2	354.0
RSEU	493.2	574.2	488.4	556.5

Segment Adjusted EBITDA:
RPNA	$33.4	$31.1	$58.5	$55.0
RPEU	40.3	38.5	79.4	72.7
Extrusions	4.1	2.4	9.7	4.7
RSAA	14.6	23.7	31.3	40.7
RSEU	5.9	11.8	12.7	23.4
Corporate	(8.6)	(12.5)	(21.4)	(23.0)
Total Adjusted EBITDA	$89.7	$95.0	$170.2	$173.5

Segment Adjusted EBITDA per metric ton:
RPNA	$318.3	$306.9	$288.6	$290.3
RPEU	563.8	450.7	550.6	429.0
Extrusions	228.1	118.4	264.3	117.4
RSAA	64.7	104.9	69.2	91.1
RSEU	61.1	113.1	63.4	113.4
Aleris International, Inc.	176.9	180.5	167.4	168.1

Aleris International, Inc.

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$130.4	$231.4
Accounts receivable (net of allowances of $9.2 and $8.7 at June 30, 2012 and December 31, 2011, respectively)	491.0	401.1
Inventories	626.3	585.7
Deferred income taxes	6.0	6.0
Prepaid expenses and other current assets	22.5	23.0
Total Current Assets	1,276.2	1,247.2
Property, plant and equipment, net	823.8	670.5
Intangible assets, net	46.6	47.7
Deferred income taxes	33.9	33.9
Other long-term assets	51.7	38.3
Total Assets	$2,232.2	$2,037.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$357.2	$287.4
Accrued liabilities	221.7	233.1
Deferred income taxes	6.2	6.2
Current portion of long-term debt	10.2	6.9
Total Current Liabilities	595.3	533.6
Long-term debt	660.3	595.1
Deferred income taxes	12.0	5.1
Accrued pension benefits	199.8	206.2
Accrued postretirement benefits	52.6	52.9
Other long-term liabilities	75.9	79.1
Total Long-Term Liabilities	1,000.6	938.4
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.7	5.4
Stockholder’s Equity
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	568.6	563.2
Retained earnings	101.2	19.7
Accumulated other comprehensive loss	(44.6)	(29.0)
Total Aleris International, Inc. Equity	625.2	553.9
Noncontrolling interest	5.4	6.3
Total Equity	630.6	560.2
Total Liabilities and Equity	$2,232.2	$2,037.6

Aleris International, Inc.

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating activities
Net income	$33.5	$56.7	$81.1	$114.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.7	17.3	39.1	33.9
Provision for deferred income taxes	3.7	0.6	6.9	0.8
Stock-based compensation expense	2.8	2.1	5.3	4.5
Unrealized losses (gains) on derivative financial instruments	7.1	(3.9)	(3.8)	(8.9)
Unrealized currency exchange losses (gains) on debt	2.5	(1.7)	0.8	(6.3)
Amortization of debt issuance costs	1.5	1.7	3.1	3.0
Other non-cash gains, net	0.4	(1.9)	(0.1)	(6.4)
Changes in operating assets and liabilities:
Change in accounts receivable	14.7	(21.8)	(97.6)	(160.7)
Change in inventories	(15.6)	16.0	(52.8)	(62.0)
Change in other assets	(2.9)	(7.1)	(1.7)	(7.8)
Change in accounts payable	(30.9)	(9.9)	69.8	72.0
Change in accrued liabilities	25.2	33.3	(14.6)	48.5
Net cash provided by operating activities	61.7	81.4	35.5	24.6
Investing activities
Payments for property, plant and equipment	(96.3)	(38.8)	(188.8)	(61.7)
Other	(8.7)	6.9	(13.4)	7.3
Net cash used by investing activities	(105.0)	(31.9)	(202.2)	(54.4)
Financing activities
Proceeds from issuance of Senior Notes, net of discount of $10.0	—	—	—	490.0
Proceeds from China Loan Facility	46.7	5.7	64.4	5.7
Net proceeds from long-term debt	1.5	1.5	2.2	3.0
Debt issuance costs	(0.2)	(4.4)	(0.3)	(6.8)
Contributions from noncontrolling interests	—	4.1	—	4.1
Dividends paid to Aleris Corporation	—	(100.0)	—	(400.0)
Other	(0.1)	2.2	(0.1)	2.2
Net cash provided (used) by financing activities	47.9	(90.9)	66.2	98.2
Effect of exchange rate differences on cash and cash equivalents	(3.3)	1.6	(0.5)	5.7
Net increase (decrease) in cash and cash equivalents	1.3	(39.8)	(101.0)	74.1
Cash and cash equivalents at beginning of period	129.1	227.4	231.4	113.5
Cash and cash equivalents at end of period	$130.4	$187.6	$130.4	$187.6

Aleris International, Inc.

Reconciliation of Net Income Attributable to Aleris International, Inc. to
Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income attributable to Aleris International, Inc.	$34.1	$56.5	$81.7	$113.8
Interest expense, net	11.4	14.0	23.1	22.4
Provision for income taxes	8.2	4.2	18.0	9.9
Depreciation and amortization	19.7	17.3	39.1	33.9
EBITDA	73.4	92.0	161.9	180.0
Unrealized losses (gains) on derivative financial instruments	7.1	(3.9)	(3.8)	(8.9)
Impact of recording assets at fair value through fresh-start and purchase accounting	(0.3)	0.8	(0.6)	1.3
Unallocated currency exchange losses (gains)	3.0	(1.5)	1.3	(6.0)
Stock-based compensation expense	2.8	2.1	5.3	4.5
Start-up expenses	6.3	3.0	9.2	4.3
(Favorable) unfavorable metal price lag	(4.3)	3.4	(7.4)	2.5
Other	1.7	(0.9)	4.3	(4.2)
Adjusted EBITDA	$89.7	$95.0	$170.2	$173.5

Aleris International, Inc.

Reconciliation of Adjusted EBITDA to
Cash Flows Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Adjusted EBITDA	$89.7	$95.0	$170.2	$173.5
Unrealized (losses) gains on derivative financial instruments	(7.1)	3.9	3.8	8.9
Impact of recording assets at fair value through fresh-start and purchase accounting	0.3	(0.8)	0.6	(1.3)
Currency exchange (losses) gains on debt	(3.0)	1.5	(1.3)	6.0
Stock-based compensation expense	(2.8)	(2.1)	(5.3)	(4.5)
Start-up expenses	(6.3)	(3.0)	(9.2)	(4.3)
Favorable (unfavorable) metal price lag	4.3	(3.4)	7.4	(2.5)
Other	(1.7)	0.9	(4.3)	4.2
EBITDA	73.4	92.0	161.9	180.0
Interest expense, net	(11.4)	(14.0)	(23.1)	(22.4)
Provision for income taxes	(8.2)	(4.2)	(18.0)	(9.9)
Depreciation and amortization	(19.7)	(17.3)	(39.1)	(33.9)
Net income attributable to Aleris International, Inc.	34.1	56.5	81.7	113.8
Net (loss) income attributable to noncontrolling interest	(0.6)	0.2	(0.6)	0.2
Net income	33.5	56.7	81.1	114.0
Depreciation and amortization	19.7	17.3	39.1	33.9
Provision for deferred income taxes	3.7	0.6	6.9	0.8
Stock-based compensation expense	2.8	2.1	5.3	4.5
Unrealized losses (gains) on derivative financial instruments	7.1	(3.9)	(3.8)	(8.9)
Unrealized currency exchange losses (gains) on debt	2.5	(1.7)	0.8	(6.3)
Amortization of debt issuance costs	1.5	1.7	3.1	3.0
Other non-cash gains, net	0.4	(1.9)	(0.1)	(6.4)
Change in operating assets and liabilities:
Change in accounts receivable	14.7	(21.8)	(97.6)	(160.7)
Change in inventories	(15.6)	16.0	(52.8)	(62.0)
Change in other assets	(2.9)	(7.1)	(1.7)	(7.8)
Change in accounts payable	(30.9)	(9.9)	69.8	72.0
Change in accrued liabilities	25.2	33.3	(14.6)	48.5
Net cash provided by operating activities	$61.7	$81.4	$35.5	$24.6

Aleris International, Inc.

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended				For the six months ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
RPNA
Segment income	$34.8		$31.0		$60.8		$56.3
(Favorable) unfavorable metal price lag	(1.4)		0.1		(2.4)		(1.3)
Segment Adjusted EBITDA	$33.4		$31.1		$58.5	(1)	$55.0

RPEU
Segment income	$42.7		$34.9		$83.8		$68.1
Impact of recording amounts at fair value through fresh-start and purchase accounting	(0.2)		0.9		(0.5)		1.6
(Favorable) unfavorable metal price lag	(2.1)		2.7		(3.8)		3.1
Segment Adjusted EBITDA	$40.3	(1)	$38.5		$79.4	(1)	$72.7	(1)

Extrusions
Segment income	$4.9		$2.6		$10.9		$5.5
Impact of recording amounts at fair value through fresh-start and purchase accounting	—		(0.8)		(0.1)		(1.4)
(Favorable) unfavorable metal price lag	(0.7)		0.5		(1.1)		0.6
Segment Adjusted EBITDA	$4.1	(1)	$2.4	(1)	$9.7		$4.7

RSAA
Segment income	$14.6		$23.7		$31.3		$40.7
Segment Adjusted EBITDA (2)	14.6		23.7		31.3		40.7

RSEU
Segment income	$5.9		$11.8		$12.7		$23.4
Segment Adjusted EBITDA (2)	5.9		11.8		12.7		23.4

(1) Amounts do not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(2) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris International, Inc.

Reconciliation of Revenues to
Segment Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
RPNA
Segment revenues	$349.3	$378.5	$674.5	$689.2
Hedged cost of metal	(221.9)	(254.0)	(427.6)	(458.2)
(Favorable) unfavorable metal price lag	(1.4)	0.1	(2.4)	(1.3)
Segment commercial margin	$126.0	$124.6	$244.5	$229.7

RPEU
Segment revenues	$339.1	$432.0	$678.2	$815.4
Hedged cost of metal	(193.9)	(272.5)	(388.7)	(506.4)
(Favorable) unfavorable metal price lag	(2.1)	2.7	(3.8)	3.1
Segment commercial margin	$143.1	$162.2	$285.7	$312.1

Extrusions
Segment revenues	$92.3	$113.7	$187.7	$217.3
Hedged cost of metal	(51.2)	(70.3)	(104.7)	(133.7)
(Favorable) unfavorable metal price lag	(0.7)	0.5	(1.1)	0.6
Segment commercial margin	$40.4	$43.9	$81.9	$84.2

RSAA
Segment revenues	$257.8	$255.6	$513.3	$503.2
Hedged cost of metal	(182.4)	(173.4)	(359.7)	(344.9)
Segment commercial margin	$75.4	$82.2	$153.6	$158.3

RSEU
Segment revenues	$159.6	$189.7	$314.0	$370.5
Hedged cost of metal	(111.8)	(130.0)	(216.1)	(255.8)
Segment commercial margin	$47.8	$59.7	$97.9	$114.7